Exhibit 99.2

      Transcript of Portion of February 24, 2004 Conference Call Discussing
                       Certain Non-GAAP Financial Measures



Peter J. DiCorti (CFO):


Operating expenses for the first nine months were $7.9 million, a one percent decrease from the first nine months of fiscal 2003. However, when the non-operating charges associated with severance, write-downs of investments, and special charges or recoveries are subtracted from both periods, the fiscal 2004 year-to-date expenses were actually lower by $623,000, or 8 percent, as compared year-to-date expenses for fiscal 2003.


GAAP net loss in the first nine months of fiscal 2004 was ($553,000) compared to a ($64,000) net loss for the first nine months of last year. However, on a proforma basis, which excludes severance charges, write-downs of investments, and special charges or recoveries, the net loss for the first nine months was ($68,000), compared to a ($146,000) net loss in fiscal 2003.


End user license revenue for the third quarter was 66 percent of total revenue, compared to 65 percent for Q3 of the prior year. Indirect revenue, which consists of Unify's ISV, solutions integrator and distributor channels, accounted for 34 percent of total revenue, as compared to 35 percent of the prior year.

On a year to date basis, corporate end user license revenue was 35 percent, as compared to 54 percent last year, while in-direct revenues were 65 percent, as compared to 46 percent year-to-date last year.